Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration Statement No. 333-237553

December 1, 2020

PROSPECTUS SUPPLEMENT NO. 5

APi GROUP CORPORATION

196,413,649 Shares of Common Stock

64,546,077 Warrants

4,000,000 Series A Preferred Stock

This prospectus supplement amends the prospectus dated April 28, 2020, as supplemented on June 26, 2020, August 14, 2020, October 28, 2020 and November 12, 2020 (the “Prospectus”) of APi Group Corporation, a Delaware corporation (the “Company”), that relates to shares of the Company’s common stock, warrants and Series A Preferred Stock (including shares of common stock issuable upon the exercise of the warrants, conversion of the Series A Preferred Stock and exercise or settlement of options and restricted stock units), into which the ordinary shares, warrants and Founder Preferred Shares of the Company when it was incorporated with limited liability under the laws of the British Virgin Islands were converted in connection with the change of the Company’s jurisdiction of incorporation from the British Virgin Islands to the State of Delaware effective as of April 28, 2020, as more fully described in the Prospectus.

This prospectus supplement is being filed to include the information set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2020, as set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The shares of common stock of the Company are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “APG.” The closing sale price on the NYSE for the shares of common stock on November 30, 2020 was $15.50 per share.

Investing in the Company’s common stock involves risks. See “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is December 1, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 1, 2020

APi Group Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39275	98-1510303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Old Highway 8 NW New Brighton, MN	55112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 636-4320

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	APG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On December 1, 2020, APi Group Corporation (the “Company”) announced that the Company’s Board of Directors authorized a stock repurchase program to purchase up to an aggregate of $100 million of shares of the Company’s common stock. Acquisitions pursuant to the stock repurchase program may be made from time to time through a combination of open market repurchases in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, privately negotiated transactions, accelerated share repurchase transactions, and/or other derivative transactions, at the Company’s discretion, as permitted by securities laws and other legal requirements. In connection with the stock repurchase program, the Company may enter into Rule 10b5-1 trading plans which would generally permit the Company to repurchase shares at times when it might otherwise be prevented from doing so under the securities laws. The program will expire on December 31, 2021 unless otherwise modified or earlier terminated by the Company’s Board of Directors at any time in its sole discretion.

The press release announcing the stock repurchase program is attached as Exhibit 99.1 to this Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is being furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press release issued by APi Group Corporation on December 1, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

API GROUP CORPORATION

By:	/s/ Thomas Lydon
Name Thomas Lydon
Title: Chief Financial Officer

Date: December 1, 2020

Exhibit 99.1

APi Group Announces $100 Million Stock Repurchase Program

New Brighton, Minnesota – December 1, 2020 – APi Group Corporation (NYSE: APG) (“APG”, “APi” or the “Company”), today announced that its Board of Directors has authorized a stock repurchase program to purchase up to an aggregate of $100 million of shares of the Company’s common stock. Acquisitions pursuant to the stock repurchase program may be made from time to time through a combination of open market repurchases in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, privately negotiated transactions, accelerated share repurchase transactions, and/or other derivative transactions, at the Company’s discretion, as permitted by securities laws and other legal requirements.

Russ Becker, APi’s President and Chief Executive Officer stated: “2020 has been a year of milestones for the company. We became a listed company on the New York Stock Exchange, we announced and will have closed four acquisitions by year end and we proactively managed the challenges of COVID-19 while executing against our strategic plan and delivering results for our shareholders. As we head towards the end of the year, we remain focused on capitalizing on opportunities in front of us. This authorization reflects the Board’s confidence in the resiliency, growth prospects and strong cash flow generation of our business. Importantly, today’s announcement does not preclude us from pursuing additional accretive acquisitions while maintaining a conservative balance sheet and liquidity profile. We remain confident in our ability to execute on our long-term goals for the business.”

In connection with the stock repurchase program, the Company may enter into Rule 10b5-1 trading plans which would generally permit the Company to repurchase shares at times when it might otherwise be prevented from doing so under the securities laws. The program will expire on December 31, 2021 unless otherwise modified or earlier terminated by the Company’s Board of Directors at any time in its sole discretion.

About APi:

APi is a market-leading business services provider of safety, specialty and industrial services in over 200 locations, primarily in North America and with an expanding platform in Europe. APi provides statutorily mandated and other contracted services to a strong base of long-standing customers across industries. We have a winning leadership culture driven by entrepreneurial business leaders to deliver innovative solutions for our customers. More information can be found at www.apigroupcorp.com.

Investor Relations Inquiries:

Olivia Walton

Vice President of Investor Relations

Tel: +1 651-604-2773

Email: investorrelations@apigroupinc.us

Media Contact:

Liz Cohen

Kekst CNC

Tel: +1 212-521-4845

Email: Liz.Cohen@kekstcnc.com

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Forward-Looking Statements and Disclaimers

Certain statements in this announcement are forward-looking statements which are based on the Company’s expectations, intentions and projections regarding the Company’s future performance, anticipated events or trends and other matters that are not historical facts, including expectations regarding (i) its stock repurchase program and M&A agenda, in each case, including its financial capacity to engage in both while maintaining a conservative balance sheet and liquidity profile; (ii) the anticipated expiration date of the repurchase program; (iii) the ability of the Company to consummate any announced acquisitions by year end; (iv) the Company’s ability to execute on its long-term targets, goals and strategies; and (v) the future impact of the preemptive actions the Company took in response to the COVID-19 pandemic. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including: (i) economic conditions, competition and other risks that may affect the Company’s future performance, including the impacts of the COVID-19 pandemic on the Company’s business, markets, supply chain, customers and workforce, on the credit and financial markets, on the alignment of expenses and revenues and on the global economy generally; (ii) the ability to recognize the anticipated benefits of the Company’s acquisitions, including its ability to successfully integrate and make necessary capital investments to support additional acquisitions, and the Company’s ability to take advantage of strategic opportunities; (iii) changes in applicable laws or regulations; (iv) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (v) the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and economic conditions, including as a result of the COVID-19 pandemic, the availability of Company common stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes; (vi) the ability of the Company to enter into a Rule 10b5-1 trading plan during an open trading window; and (vii) other risks and uncertainties. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of such statements and, except as required by applicable law, the Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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